UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                             June 9, 2008

First Georgia Community Corp.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

000-24153	58-2266960
(Commission File Number)	(IRS Employer Identification No.)

150 Covington Street, Jackson, Georgia	03233
(Address of Principal Executive Offices)	(Zip Code)

(770) 504-1090

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On June 9, 2008, we entered into a subscription agreement with William B. Jones, one of our directors, whereby we agreed to issue a total of 855,000 shares of our common stock at $2.00 per share, for total aggregate proceeds of $1.71 million. There were no brokerage or underwriting commissions paid in the private placement. The common stock was sold under the exemption from registration provided by Section 4(2) of the Securities Act of 1933 because they were transactions by an issuer that did not involve a public offering. The Company has also entered into two subscription agreements with two other directors to purchase an aggregate of 645,000 shares of our common stock at $2.00 per share, for total proceeds of an additional $1.29 million, subject to the directors receiving the necessary approvals from the Board of Governors of the Federal Reserve to acquire in excess of 10% of the outstanding shares of the Company.

First Georgia Community Corp intends to offer shares of its common stock at $2.00 per share in a rights offering to its existing shareholders during 2008 in order to improve its capital and liquidity position. The Board of Directors considers the private offerings discussed above as part of this rights offering, and the directors have agreed to purchase this portion of their pro rata share in advance of the public rights offering. The Company will not accept subscription rights in the public rights offering from any director purchasing in this private offering, unless, and to the extent that, the purchasing director’s pro rata share, exclusive of any purchases in this private offering, is greater than the number of shares purchased in this private offering.

This information is provided under Rule 135 of the Securities Act of 1933 and is not an offer to sell nor soliciting an offer to buy these securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST GEORGIA COMMUNITY CORP.

Dated: June 12, 2008

	By:	/s/ Elaine S. Kendrick
	Name:	Elaine S. Kendrick
	Title:	Chief Financial Officer